Exhibit 99.1
For Immediate Release
April 12, 2023

PNM Resources agrees to merger extension with AVANGRID and schedules Q1 earnings call for May 5

(ALBUQUERQUE, N.M.) – PNM Resources (NYSE: PNM) Board of Directors affirmed its commitment to the merger with Avangrid, Inc. and has agreed to exercise the three-month extension of the merger agreement through July 20, 2023. Avangrid, Inc. has also agreed to exercise the extension.

“Our merger with Avangrid remains the right path to achieve a clean energy future and deliver additional benefits to our customers and communities,” said Pat Vincent-Collawn, PNM Resources Chairman and CEO. “As we continue to navigate the regulatory approval process in New Mexico, we remain focused on managing our standalone business to meet our customers’ needs across New Mexico and Texas and optimize our financial plans to deliver shareholder value.”

MERGER UPDATE
PNM Resources and Avangrid, Inc., together with the New Mexico Public Regulation Commission (NMPRC), filed a joint motion at the New Mexico Supreme Court (Court) in March to dismiss the companies’ appeal of the December 2021 NMPRC denial and remand the case back to the NMPRC. The motion remains pending, and there is no statutory deadline for the Court’s decision nor the potential remanded case at the NMPRC. The pending motion and additional materials pertaining to the Court appeal are available at https://www.pnmresources.com/investors/rates-and-filings.aspx.

FINANCING UPDATE
During the first quarter, the company entered into forward sale agreements under its ATM program for the ability to issue approximately $50 million of equity at a future settlement date. In accordance with the agreements, no shares are issued nor cash proceeds received until physical settlement of the agreements at a future date. The company also retains the option to elect net settlement of the agreements in cash without the issuance of shares. Agreements to date reflect just over 1 million shares of common stock at a weighted-average initial forward price of $48.39. The company may utilize a combination of forward sales agreements for the remaining available capacity of $150 million under the ATM program and other equity instruments outside the ATM program to meet its previously communicated equity needs of up to $200 million in 2023.

Also during the first quarter, PNM Resources entered into $150 million of additional interest rate hedges on variable rate debt through September 2023, bringing the total amount hedged through this period to $1 billion at an average rate of 3.6%. PNM Resources also entered into $300 million of interest rate hedges for 2024 at an average rate of 3.6%.

FIRST QUARTER CONFERENCE CALL: 11 A.M. EASTERN FRIDAY, MAY 5
PNM Resources will announce first quarter 2023 financial results prior to the market opening on Friday, May 5, 2023. Management will also host a live conference call at 11 a.m. Eastern Time to discuss financial results and other company updates. The press release and accompanying presentation materials for the conference call will be posted on the company website at www.PNMResources.com.

Investors and analysts can participate in the live conference call by pre-registering using the following link: https://dpregister.com/sreg/10177440/f8f4631620. Telephone participants who are unable to pre-register may participate in the live conference call by dialing (877) 276-8648 or (412) 317-5474 fifteen minutes prior to the event.

Listeners are encouraged to visit the website at least 30 minutes before the event to register, download and install any necessary audio software. A live webcast of the call will be available at http://www.pnmresources.com/investors/events.cfm.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2022 consolidated operating revenues of $2.2 billion. Through its regulated utilities, PNM and TNMP, PNM Resources provides electricity to more than 800,000 homes and businesses in New Mexico and Texas. PNM serves its customers with a diverse mix of generation and purchased power resources totaling 2.7 gigawatts of capacity, with a goal to achieve 100% emissions-free energy by 2040. For more information, visit the company's website at www.PNMResources.com.

Contacts:
Analysts            Media
Lisa Goodman            Ray Sandoval
(505) 241-2160        (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for PNM Resources, Inc. (“PNMR”), Public Service Company of New Mexico (“PNM”), or Texas-New Mexico Power Company (“TNMP”) (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies, including the unaudited financial results and earnings guidance, are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and apply only as of the date of this report. PNMR, PNM, and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR, PNM, and TNMP caution readers not to place undue reliance on these statements. PNMR's, PNM's, and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. Additionally, there are risks and uncertainties in connection with the proposed acquisition of the Company by Avangrid, Inc. (the “Merger”) which may adversely affect the Company’s business, future opportunities, employees and common stock, including without limitation, (i) the expected timing and likelihood of completion of the pending Merger, including the timing, receipt and terms and conditions of any remaining required governmental and regulatory approvals of the pending Merger that could reduce anticipated benefits or cause the parties to abandon the transaction, (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (iii) the risk that the parties may not be able to satisfy the conditions to the proposed Merger in a timely manner or at all, and (iv) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K, Form 10-Q filings and the information included in the Company’s Forms 8-K with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

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